UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2024

Shattuck Labs, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39593	81-2575858
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

500 W. 5th Street, Suite 1200

Austin, TX 78701

(Address of principal executive offices including zip code)

(512) 900-4690

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuance to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	STTK	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement.

On September 30, 2024, Shattuck Labs, Inc. (the “Company”) and Ono Pharmaceutical Co., Ltd. (“Ono”) mutually agreed to terminate the Collaboration and License Agreement dated February 13, 2024 (the “Collaboration Agreement”). Under the Collaboration Agreement, Ono and the Company were collaborating on preclinical development of certain compounds. Following the mutual termination, the Company is no longer required to satisfy any remaining performance obligations, and will not receive any future research activity reimbursements or upfront, milestone, or royalty payments from Ono. All options and licenses held by Ono under the Collaboration Agreement were terminated.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On October 1, 2024, pursuant to previous authorization by the Board of Directors of the Company, an authorized officer of the Company approved a restructuring plan to prioritize the development of the Company’s DR3 program. The plan is intended to optimize the Company’s cost structure by aligning the size and structure of its workforce with the Company’s current goals and strategy. The organizational realignment includes discontinuing the Company’s SL-172154 program in view of overall survival data readouts from its studies in higher-risk myelodysplastic syndromes and acute myeloid leukemia. Approximately 40% of Shattuck’s workforce will be impacted by the changes. The Company expects to complete the reduction in force in the fourth quarter of 2024.

As a result of these changes, the Company expects to incur restructuring charges between $1.5 million and $1.75 million, the majority of which are related to employee severance costs. The Company anticipates recognizing these expenses in the fourth quarter of 2024. Substantially all of the charges are expected to be future cash expenditures. The estimates of costs and expenses that the Company expects to incur in connection with the changes are contingent on various assumptions and actual results may differ materially. The Company may also incur additional costs not currently contemplated due to events related to or resulting from these strategic steps.

Item 8.01	Other Events.

On October 1, 2024, the Company issued a press release announcing that it was discontinuing clinical development of SL-172154 and implementing the restructuring described above under Item 2.05. The press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

As of June 30, 2024, the Company had a balance of approximately $105.3 million in cash, cash equivalents and investments.

Item 9.01	Financial Statements and Exhibits.

Exhibits

Exhibit Number	Description of Exhibit

99.1	Press Release, dated October 1, 2024.

104	The cover page from the Company’s Current Report on Form 8-K formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shattuck Labs, Inc.

Date: October 1, 2024	By:	/s/ Dr. Taylor Schreiber
Dr. Taylor Schreiber
Chief Executive Officer (principal executive officer)